For period ended 10/31/2005
Registrant Name: American Beacon Master Trust
File Number:  811-9098

Exhibit 99.77Q3


Report of Management on Compliance With
Requirements of the Interfund Lending Procedures Agreement

November 30, 2005

We, as members of management of American Beacon Advisors, Inc.
(the Company), are responsible for complying with the requirements of the Interfund Lending Procedures (Credit Facility) Agreement for the period from November 30, 2004 (commencement of the credit facility) through September 30,2005. We also are responsible for identifying applicable compliance requirements and establishing and maintaining effective internal control to provide reasonable assurance of compliance with those requirements. We have performed an evaluation of the Company compliance with the requirements of the Credit Facility, including those described below, as of September 30, 2005 and for the period then ended. Based on this evaluation, we assert that for the period ended September 30, 2005, the Company complied with the following requirements of the Credit Facility.

The Credit Facility Team:

* monitored interest rates charged and other terms and conditions of the loans;
* limited the borrowings and loans entered into by each Fund to ensure they complied with the Fund investment policies and limitations;
* ensured equitable treatment of each Fund;
* presented quarterly reports to the Board concerning any transactions by the Funds under the Credit Facility and the interest rates charged;and
* administered the Credit Facility as part of its existing duties and received no additional fee as compensation for services except in collecting standard pricing, recordkeeping, bookkeeping and accounting fees associated with the transfer of cash or securities in connection with repurchase and lending transactions, including transactions effected through the Credit Facility and fees paid in connection with an interfund loan were no higher than those associated with comparable bank loans.


/S/ William F. Quinn
President,
American Beacon Advisors, Inc.
American Beacon Master Trust
American Beacon Funds
American Beacon Mileage Funds
American Beacon Select Funds

/S/ Rebecca L. Harris
Vice President, Finance and Treasurer,
American Beacon Advisors, Inc.
American Beacon Master Trust
American Beacon Funds
American Beacon Mileage Funds
American Beacon Select Funds